EXHIBIT NO. 99.1

[logo]	News Release

Contacts:	Media - Alan H. McCoy, Vice President, Government and Public Relations (513) 425-2826
Investors - Albert E. Ferrara, Jr., Vice President, Finance & CFO (513) 425-2888

AK Steel and United Steelworkers of America Mutually Agree to Extend Ashland Contract

MIDDLETOWN, OH, August 30, 2005—AK Steel Corporation (NYSE: AKS) and the United Steelworkers of America (USW) have mutually agreed to extend all the terms and conditions of their current labor agreement, covering about 750 hourly production and maintenance employees of Local 1865 at the Ashland Works in Kentucky, beyond its scheduled expiration at 12:01 a.m. Thursday, September 1, 2005.

The parties said that all planned production and maintenance work at the plant will continue uninterrupted while they work to complete negotiations for a new agreement.

“AK Steel and USW negotiators have been negotiating intensely for more than a month, and we have made significant progress toward a new labor agreement,” said James L. Wainscott, president and CEO of AK Steel. “We have mutually agreed to a 10-day extension with the belief that negotiations can be finalized within that period,” he said.

The current negotiations do not affect AK Steel’s Coke Department in Ashland. Hourly production and maintenance employees at the Coke Department are represented by USW Local 523, whose contract runs through October 2008.

# # #